Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK ADDS EMILY VIDETTO, VP AND CMO AT PELLA CORPORATION, TO BOARD OF DIRECTORS

WINCHESTER, Va., February 23, 2021 - American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, today announced that Emily Videtto has joined its board of directors.

Ms. Videtto currently serves as the Vice President and Chief Marketing Officer at Pella Corporation, a leading manufacturer of windows and doors. Additionally, she is a member of the board of directors at the Window and Door Manufacturers Association.

Previously, Videtto served as Vice President of Residential Marketing and New Product Development for GAF, the largest roofing manufacturer in North America. Videtto received her Bachelor of Arts degree in English from Indiana University, and has a certificate from the Liberal Arts and Management Program. She also completed the Program for Leadership Development at Harvard University, and went on to receive Alumni Status with her completion of the Authentic Leadership Development program.

Videtto’s experience in the consumer durables space, as well as her expertise around marketing, digital and innovation provides the board with a valuable perspective.

“We are very excited to have Emily join the American Woodmark Board. Her experience in an adjacent industry will enable her to immediately contribute to our strategic planning and her insights into our customers and channel partners will help guide our future investments in customer experience,” said Vance Tang, Chairman of the Board for American Woodmark.

About American Woodmark
American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At January 31, 2021, the Company operated seventeen manufacturing facilities in the United States and Mexico and eight primary service centers and one distribution center located throughout the United States.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

###